EXHIBIT 10.4

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (the “Agreement”) is entered into as of August 27, 2012, by and between LifeApps Digital Media Inc., formerly known as Prime Time Travel, Inc., a Delaware corporation (the “Company”), and Gottbetter & Partners, LLP, a New York limited liability partnership (the “Escrow Agent”).

RECITALS:

WHEREAS, the Company is offering and selling to investors in a private placement transaction (the “Offering”) a minimum of 3,750,000 (the “Minimum Amount”) and a maximum of 5,000,000 (the “Maximum Amount”) units of securities of the Company (the “Units”), at the purchase price of $0.20 per Unit, with the right, at the Company’s discretion, to sell up to an additional 1,000,000 Units (the “Over-Allotment Option”) of the Company, each Unit consisting of one share (each a “Share” and collectively, the “Shares”) of the common stock, par value $0.001 per share (the “Common Stock”) of the Company and a warrant (each, a “Warrant” and collectively, the “Warrants”) representing the right to purchase one share of Common Stock, exercisable for a period of 60 months at an exercise price of $1.00 per share.  The purchase price for the Units and the number of Units and Warrants issuable in the Offering gives retroactive effect to a 15:1 forward stock split presently being effected by the Company. Accordingly, the split, when effected, will have no effect on the price of the Units or Warrants or the number of Units or Warrants issuable. The terms of the Offering are more fully described in, and subject to the terms and conditions described in, the Subscription Agreement of the Company, including all attachments, schedules and exhibits thereto (the “Transaction Documents”), relating to the Offering;

WHEREAS, the Offering is being made on a “best efforts,” “any and all” basis to “accredited investors,” as defined in Regulation D under the Securities Act of 1933, as amended (the “Securities Act”), in accordance Rule 506 of Regulation D under the Securities Act and to non-“U.S. Persons,” as defined in Regulation S under the Securities Act;

WHEREAS, the subscribers in the Offering (the “Subscribers”), in connection with their intent to purchase Units in the Offering, shall execute and deliver the Transaction Documents memorializing the Subscribers’ agreement to purchase and the Company’s agreement to sell the number of Units set forth therein at the purchase price (the “Purchase Price”);

WHEREAS, the Offering will close (the “Initial Closing”) only after the receipt of acceptable Transaction Documents from at least that number of Subscribers subscribing for, in the aggregate, the Minimum Amount (the requirement for the receipt of acceptable subscriptions, together with certain other conditions to closing, are collectively referred to as the “Closing Conditions”), and may conduct additional closings (each a “Subsequent Closing” and, together with the Initial Closing, each a “Closing”) until the Maximum Amount of Units, or Over-Allotment Option, has been sold;

WHEREAS, the parties hereto desire to provide for the safekeeping of the Transaction Documents and the Escrowed Funds (as defined below) until such time as the Transaction Documents and Escrowed Funds are released by the Escrow Agent in accordance with the terms and conditions of this Agreement; and

WHEREAS, the Escrow Agent is willing to serve as escrow agent pursuant to the terms and conditions of this Agreement.

NOW THEREFORE, the parties agree as follows:

ARTICLE I
DELIVERIES TO THE ESCROW AGENT

1.1.           Subscriber Deliveries.  On or before each Closing date, the Company shall instruct each Subscriber that is to participate in such Closing to deliver to the Escrow Agent the full Purchase Price for the number of Units subscribed for by such Subscriber (the aggregate of such Purchase Prices for all Subscribers being referred to as the “Escrowed Funds”) by check, made payable to the order of “Gottbetter & Partners, LLP, as Escrow Agent for Prime Time Travel, Inc. (now known as LifeApps Digital Media Inc.,” or by wire transfer of immediately available funds pursuant to the wire transfer instructions provided below and the completed and executed Transaction Documents to the address provided below.

Escrow Agent – Wire Transfer Instructions:

Bank:	CITIBANK, N.A., 330 Madison Avenue, New York, New York
ABA Routing #:	021000089
Swift Code:	CITIUS33
Beneficiary:	Gottbetter & Partners, LLP, Attorney Trust Account
Account #:	9998176923
Reference:	“Prime Time Travel, Inc. – [insert Subscriber’s name]”
Gottbetter & Partners, LLP Accounting Contact: Vicky M. Rotter; telephone: (212) 400-6900; email: vmr@gottbetter.com

Escrow Agent – Mailing Address and Facsimile Number:

Gottbetter & Partners, LLP 488 Madison Avenue, 12th Floor New York, NY 10022 Telephone Number: (212) 400-6900 Facsimile Number: (212) 400-6901 Attention: Adam S. Gottbetter, Esq.

1.2.           Intention to Create Escrow over Transaction Documents and Escrowed Funds.  The Company intends that the Transaction Documents and the Escrowed Funds shall be held in escrow by the Escrow Agent pursuant to this Agreement for its benefit and for the benefit of the Subscribers.  The Escrow Agent shall provide copies of the Transaction Documents to the Company promptly after their receipt in order for the Company to reasonably determine whether to accept the subscriptions for the Units evidenced thereby.

1.3.           Escrow Agent to Deliver Transaction Documents and Escrowed Funds.  The Escrow Agent shall hold and release the Transaction Documents and the Escrowed Funds only in accordance with the terms and conditions of this Agreement.

1.4.           No Duty to Enforce Collection.  The Escrow Agent shall have no duty or responsibility to enforce the collection or demand payment of any funds deposited into the escrow account.  If, for any reason, any check deposited into the escrow account shall be returned unpaid to the Escrow Agent, the sole duty of the Escrow Agent shall be to return the check to the Subscriber and advise the Company promptly thereof.

ARTICLE II
RELEASE OF TRANSACTION DOCUMENTS AND ESCROWED FUNDS

2.1.           Release of Escrow.  Subject to the provisions of Sections 2.1(d) and 3.2, the Escrow Agent shall release the Transaction Documents and Escrowed Funds as follows:

(a)           Release of Transaction Documents upon Closing.  Prior to each Closing, the Company shall deliver to the Escrow Agent written instructions (“Instructions”) executed by a duly authorized executive officer of the Company which Instructions shall provide the day designated as the Closing date for certain identified subscribers and authorization to release Shares and Warrants to such subscribers at Closing.  The Instructions will also contain the Company’s acknowledgement and agreement that as of the Closing, the Closing Conditions have been or will be fully satisfied as to the identified subscribers and shall specify the time, place and method of delivery of the Transaction Documents and Escrowed Funds.  Prior to each Closing, the Company shall also deliver to the Escrow Agent, manually executed original certificates of the Shares and Warrants being closed on at such Closing.  The Escrow Agent shall, at the time and place and by the method specified in the Instructions, deliver the Transaction Documents and Escrowed Funds to the Company and deliver the Shares and Warrants being closed on to the applicable subscribers.

(b)           Return of Escrowed Funds on Termination of Offering.  In the event that the Escrow Agent shall have received written notice executed by a duly authorized executive officer of the Company indicating that Offering has been terminated and designating a termination date, the Escrow Agent shall return to each Subscriber, the Purchase Price (without interest or deduction) and Transaction Documents delivered by such Subscriber to the Escrow Agent.  The Company shall provide the Escrow Agent with time, place and method of delivery for each Subscriber whose purchase price and Transaction Documents the Escrow Agent is to deliver pursuant to this Section.

(c)           Return of Escrowed Funds and Transaction Documents on Rejection of Subscription.  In the event the Company reasonably determines it is necessary or appropriate to reject the subscription of any Subscriber for whom the Escrow Agent has received Escrowed Funds and Transaction Documents, the Company shall deliver written notice of such event to the Escrow Agent which notice shall include the reason for such rejection and the time, place and method of delivery for the return to such Subscriber of the Purchase Price and Transaction Documents delivered by such Subscriber.  The Escrow Agent shall deliver such funds (without interest or deduction) and documents pursuant to such written notice.

(d)           Delivery Pursuant to Court Order.  Notwithstanding any provision contained herein, upon receipt by the Escrow Agent of a final and non-appealable judgment, order, decree or award of a court of competent jurisdiction (a “Court Order”), the Escrow Agent shall deliver the Transaction Documents and the Escrowed Funds in accordance with the Court Order.  Any Court Order shall be accompanied by an opinion of counsel for the party presenting the Court Order to the Escrow Agent (which opinion shall be satisfactory to the Escrow Agent) to the effect that the court issuing the Court Order has competent jurisdiction and that the Court Order is final and non-appealable.

2.2.           Acknowledgement of the Company.  The Company acknowledges that the only terms and conditions upon which the Transaction Documents and Escrowed Funds are to be released are set forth in Sections 2.1, 3.1(c) and 3.2 of this Agreement.  Any dispute with respect to the release of the Transaction Documents or Escrowed Funds shall be resolved pursuant to Section 3.2 or by agreement between the Company and the Escrow Agent.

ARTICLE III
CONCERNING THE ESCROW AGENT

3.1.           Duties and Responsibilities of the Escrow Agent.  The Escrow Agent’s duties and responsibilities shall be subject to the following terms and conditions:

(a)           The Company acknowledges and agrees that the Escrow Agent (i) shall not be responsible for or bound by, and shall not be required to inquire into whether the Company is entitled to receipt of the Transaction Documents or Escrowed Funds pursuant to any other agreement or otherwise; (ii) shall be obligated only for the performance of such duties as are specifically assumed by the Escrow Agent pursuant to this Agreement; (iii) may rely on and shall be protected in acting or refraining from acting upon any written notice, instruction, instrument, statement, request or document furnished to it hereunder and believed by the Escrow Agent in good faith to be genuine and to have been signed or presented by the proper person or party, without being required to determine the authenticity or correctness of any fact stated therein or the propriety or validity or the service thereof; (iv) may assume that any person believed by the Escrow Agent in good faith to be authorized to give notice or make any statement or execute any document in connection with the provisions hereof is so authorized; (v) shall not be under any duty to give the property held by the Escrow Agent hereunder any greater degree of care than the Escrow Agent gives its own similar property, but in no event less than a reasonable amount of care; and (vi) may consult counsel satisfactory to the Escrow Agent, the opinion of such counsel to be full and complete authorization and protection in respect of any action taken, suffered or omitted by the Escrow Agent hereunder in good faith and in accordance with the opinion of such counsel.

(b)           The Company acknowledges that the Escrow Agent is acting solely as a stakeholder at its request and that the Escrow Agent shall not be liable for any action taken by the Escrow Agent in good faith and believed by the Escrow Agent to be authorized or within the rights or powers conferred upon the Escrow Agent by this Agreement.  The Company agrees to indemnify and hold harmless the Escrow Agent and any of the Escrow Agent’s partners, employees, agents and representatives for any action taken or omitted to be taken by the Escrow Agent or any of them hereunder, including the fees of outside counsel and other costs and expenses of defending itself against any claim or liability under this Agreement, except in the case of gross negligence, willful misconduct or material breach of this Agreement on the Escrow Agent’s part committed in its capacity as the Escrow Agent on behalf of the Company under this Agreement and to no other person.

(c)           The Escrow Agent may at any time resign as the Escrow Agent hereunder by giving five days prior written notice of resignation to the Company.  Prior to the effective date of the resignation as specified in such notice, the Company will issue to the Escrow Agent an Instruction authorizing delivery of the Transaction Documents and the Escrowed Funds to a substitute escrow agent selected by the Company.  If no successor escrow agent is named by the Company, the Escrow Agent may apply to a court of competent jurisdiction in the State of New York for appointment of a successor escrow agent, and to deposit the Transaction Documents and Escrowed Funds with the clerk of any such court.

(d)           The Escrow Agent does not have and will not have any interest in the Transaction Documents or the Escrowed Funds, but is serving only as escrow agent, having only possession thereof.

(e)           This Agreement sets forth exclusively the duties of the Escrow Agent with respect to any and all matters pertinent thereto, and no implied duties or obligations shall be read into this Agreement.

(f)           The provisions of this Section 3.1 shall survive the resignation of the Escrow Agent or the termination of this Agreement.

3.2.           Dispute Resolution; Judgments.  Resolution of disputes arising under this Agreement shall be subject to the following terms and conditions:

(a)           If any dispute shall arise with respect to the delivery, ownership, right of possession or disposition of the Transaction Documents or the Escrowed Funds, or if the Escrow Agent shall in good faith be uncertain as to its duties or rights hereunder, the Escrow Agent shall be authorized, without liability to anyone, to (i) refrain from taking any action other than to continue to hold the Transaction Documents or the Escrowed Funds pending receipt of an Instruction from the Company, or (ii) deposit the Transaction Documents and Escrowed Funds with any court of competent jurisdiction in the State of New York, in which event the Escrow Agent shall give written notice thereof to the Company and shall thereupon be relieved and discharged from all further obligations pursuant to this Agreement.  The Escrow Agent may, but shall be under no duty to, institute or defend any legal proceedings which relate to the Transaction Documents or the Escrowed Funds.  The Escrow Agent shall have the right to retain counsel if it becomes involved in any disagreement, dispute or litigation on account of this Agreement or otherwise determines that it is necessary to consult counsel.

(b)           The Escrow Agent is hereby expressly authorized to comply with and obey any Court Order.  In case the Escrow Agent obeys or complies with a Court Order, the Escrow Agent shall not be liable to the Subscribers, the Company or to any other person, firm, corporation or entity by reason of such compliance.

3.3.           Fees; Expenses of Escrow Agent.  The Company agrees to (i) pay the Escrow Agent upon the Initial Closing and from time to time thereafter $500 for each investor in the Offering and (ii) reimburse the Escrow Agent for all of its out-of-pocket fees, costs and expenses, including reasonable attorneys’ fees, telephone and facsimile transmission costs, postage (including express mail and overnight delivery charges), copying charges and the like, incurred or that become due in connection with this Agreement or the escrow account.  Neither the modification, cancellation, termination or rescission of this Agreement nor the resignation or termination of the Escrow Agent shall affect the right of the Escrow Agent to retain the amount of any fee which has been paid, or to be reimbursed or paid any amount which has been incurred or becomes due, prior to the effective date of any such modification, cancellation, termination, resignation or rescission.  To the extent the Escrow Agent has incurred any such expenses, or any such fee becomes due, prior to any Closing, the Escrow Agent shall advise the Company and the Company shall direct all such amounts to be paid directly at any such Closing.  If no Closing is held, the Escrow Agent shall advise the Company of any such fees, and the Company shall direct all such amounts to be promptly paid.

ARTICLE IV
INTERPRETATION

4.1.           Entire Agreement.  This Agreement and the Transaction Documents constitute the entire agreement among the parties hereto pertaining to the subject matter contained herein and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties.  There are no warranties, representations or other agreements made by the parties in connection with the subject matter hereof except as specifically set forth in this Agreement or the Transaction Documents.

4.3.           Extended Meanings.  In this Agreement words importing the singular number include the plural and vice versa; words importing the masculine gender include the feminine and neuter genders.  The word “person” includes an individual, body corporate, partnership, or other entity in whatever form, a trustee or trust or unincorporated association, an executor, administrator or legal representative.

4.4.           Waivers and Amendments.  This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by all parties, or, in the case of a waiver, by the party waiving compliance.  Except as expressly stated herein, no delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder preclude any other or future exercise of any other right, power or privilege hereunder.

4.5.           Headings.  The division of this Agreement into articles, sections, subsections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

4.6.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws.  Any action brought by either party against the other concerning the transactions contemplated by this Agreement may be brought in the state courts of New York or in the federal courts located in the state of New York.  The parties and the individuals executing this Agreement and other agreements referred to herein or delivered in connection herewith agree to submit to the jurisdiction of such courts.  The prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees and costs.  In the event that any provision of this Agreement or any other agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law.  Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of any agreement.

4.7.           Specific Enforcement; Consent to Jurisdiction.  The Company acknowledges and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof or thereof, this being in addition to any other remedy to which any of them may be entitled by law or equity.  Nothing in this Section shall affect or limit any right to serve process in any other manner permitted by law.  By its execution and delivery of this Agreement, each party to this Agreement consents to the jurisdiction of the federal and state courts located in the State of New York.

ARTICLE V
GENERAL MATTERS

5.1.           Termination.  This escrow shall terminate upon the disbursement in accordance with the provisions herein or the Transaction Documents and the Escrowed Funds in full or at any time upon the agreement in writing of the Company.

5.2.           Notices.  All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice.  Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur.  The addresses for such communications shall be:

(a)	If to the Company, to:

LifeApps Digital Media Inc. c/o Gottbetter & Partners, LLP 488 Madison Avenue, 12th Floor’ New York, NY 10022 Attention: Adam S. Gottbetter, Esq. Telephone: (212) 400-6900

(b)	If to the Escrow Agent, to:

Gottbetter & Partners, LLP 488 Madison Avenue, 12th Floor New York, NY 10022
Attention: Adam S. Gottbetter, Esq. Telephone: (212) 400-6900 Facsimile: (212) 400-6901

or to such other address as any of them shall give to the others by notice made pursuant to this Section 5.2.

5.3.           Interest.  The Escrowed Funds shall not be held in an interest bearing account nor will interest be payable in connection therewith.

5.4.           Assignment; Binding Agreement.  Neither this Agreement nor any right or obligation hereunder shall be assignable by any party without the prior written consent of the other parties hereto.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, successors and assigns.

5.5.           Counterparts/Execution.  This Agreement may be executed in any number of counterparts and by different signatories hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.  This Agreement may be executed by facsimile transmission and delivered by facsimile transmission.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have duly executed this Escrow Agreement as of the date first above written.

THE COMPANY

LIFEAPPS DIGITAL MEDIA, INC.

By: /s/ Andrew Listerman
Name: Andrew Listerman
Title: Chief Executive Officer

ESCROW AGENT

Gottbetter & Partners, LLP

By: /s/ Adam S. Gottbetter
Name: Adam S. Gottbetter Title: Managing Partner